Exhibit 4.2

EXECUTION VERSION

PERRY ELLIS INTERNATIONAL, INC.,

the Subsidiary Guarantors party hereto

and

U.S. Bank National Association, Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 8, 2011

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TABLE OF CONTENTS

(Continued)

EXHIBIT A:	Form of Note
EXHIBIT B:	Form of Supplemental Indenture to be Delivered by Subsequent Subsidiary Guarantors

ii

THIS SUPPLEMENTAL INDENTURE NO. 1 dated as of March 8, 2011 (the “First Supplemental Indenture”), among Perry Ellis International, Inc., a corporation organized under the laws of the State of Florida (the “Company”), the undersigned Subsidiary Guarantors party hereto and U.S. Bank National Association, as successor to U.S. Bank Trust National Association, as Trustee (the “Trustee”).

WHEREAS, the Company and the U.S. Bank Trust National Association entered into the Indenture, dated as of March 8, 2011 (the “Base Indenture” and, together with the First Supplemental Indenture, the “Indenture”), relating to the Company’s securities.

WHEREAS, U.S. Bank Trust National Association resigned as trustee and U.S. Bank National Association was appointed successor Trustee.

WHEREAS, this First Supplemental Indenture is intended to establish the form and terms of the Company’s 7.875% Senior Subordinated Notes due 2019 (the “Notes”), fully and unconditionally guaranteed by the Subsidiary Guarantors.

WHEREAS, this First Supplemental Indenture is permitted pursuant to Section 301 of the Base Indenture.

WHEREAS, the Board of Directors of the Company, and the governing body of each Subsidiary Guarantor, have duly authorized the execution and delivery by the Company and the Subsidiary Guarantors of this First Supplemental Indenture.

WHEREAS, all things necessary to make this First Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE:

In consideration of the premises and the purchases of the Notes by the Holders thereof, the Company, the undersigned Subsidiary Guarantors party hereto and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders, to join in the execution and delivery of this First Supplemental Indenture in order to supplement, with respect to the Notes, the Base Indenture, as follows.

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Each term used herein which is defined in the Indenture has the meaning assigned to such term in the Base Indenture, unless otherwise specifically defined herein, in which case the definition set forth herein shall govern. All references to “Senior Indebtedness” in the Base Indenture, including the definition thereof, shall be replaced with “Senior Debt,” as defined in this First Supplemental Indenture. The term “Senior Indebtedness” shall have no defined meaning under this First Supplemental Indenture or the Notes. The following terms, as used herein, have the following meanings.

“Acquired Debt” means, with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(a) the sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, conveyance or other disposition of any assets or rights outside the ordinary course of business; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by Section 4.07 and/or the provisions of Section 5.01 and not by the provisions of Section 4.04; and

(b) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(a) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3.0 million;

(b) a sale or transfer of assets between or among the Company and its Restricted Subsidiaries;

(c) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(d) the sale, license, sublicense or lease of equipment, accounts receivable or other assets in the ordinary course of business;

(e) the sale or discount of inventory in the ordinary course of business;

(f) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(g) the sale or other disposition of Cash Equivalents;

(h) a Restricted Payment or Permitted Investment that is permitted or not prohibited under Section 4.01;

(i) dispositions in connection with Permitted Liens;

(j) a disposition of damaged, obsolete or worn out property or equipment, property or equipment that is no longer necessary in the conduct of the business of the Company and its Restricted Subsidiaries, property or equipment in the ordinary course of business of the Company and its Restricted Subsidiaries or property or equipment acquired in connection with an acquisition;

(k) the sale or transfer of Capital Stock of an Unrestricted Subsidiary;

(l) sales of assets by the Company and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Company and its Restricted Subsidiaries;

(m) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(n) foreclosures on or governmental condemnation of assets;

(o) sales or discounts of receivables (including the sale or assignment to factors of accounts) by the Company and its Restricted Subsidiaries in the ordinary course of business;

(p) the unwinding or sale of any Hedging Obligations;

(q) any transfer or disposition of Receivables and Related Assets in a Qualified Securitization Transaction;

(r) transactions permitted under Section 5.01; and

(s) a sale of license rights or trademarks for any country other than the United States where sales under such license or trademark does not represent more than 2% of the consolidated sales of the Company and its Restricted Subsidiaries for the four most recent fiscal quarters for which financial statements are available as of the date of such sale.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Average Life” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (1) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (2) the amount of each such principal payment by (b) the sum of all such principal payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation;

(b) with respect to a partnership, the board of directors of the general partner of the partnership; and

(c) with respect to any other Person, the board or committee of such Person serving a similar function.

In each case, a committee may function as the Board of Directors with respect to a particular matter if it has been duly delegated authority by the Board of Directors.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(a) United States dollars, Canadian dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;

(d) deposit accounts, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(e) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (b) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated, at the time of acquisition, at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within one year after the date of acquisition;

(g) money market funds, at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and

(h) investments made by Foreign Restricted Subsidiaries in local currencies in instruments issued by or with entities of such jurisdiction having substantially correlative attributes to the foregoing.

“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total voting power of all outstanding Voting Stock of the Company;

(b) the Company consolidates with, or merges with or into, another Person (other than a Restricted Subsidiary) or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than a Restricted Subsidiary), or any Person (other than a Restricted Subsidiary) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (1) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by the Company as a Restricted Payment as set forth in Section 4.01 and (2) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee corporation;

(c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described in Section 5.01;

provided, that notwithstanding the foregoing, the occurrence of a reorganization that results in all the Capital Stock of the Company being held by a Parent Entity or that results in the Company reincorporating in a new jurisdiction in the United States shall not result in a Change of Control, so long as the shareholders of the Parent Entity or entity reincorporated in a new jurisdiction in the United States immediately after such reorganization are the shareholders of the Company immediately preceding such reorganization.

“Concurrent Equity Issuance” means the issuance and sale by the Company of its common stock in a public offering made substantially concurrently with the initial issuance and sale of the Notes, including any such common stock issued and sold pursuant to the overallotment option granted to the underwriters in connection therewith.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(a) provision for taxes based on income or profits (and any franchise, single business, uniform or withholding taxes imposed in lieu of income taxes) of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) Fixed Charges to the extent deducted in computing such Consolidated Net Income; plus

(c) consolidated amortization expense or impairment charges, depreciation and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(d) any increase in the cost of sales or other write-offs or other increased costs resulting from purchase accounting in relation to any acquisitions occurring after the Issue Date, net of taxes; minus

(e) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the Net Income (and loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof, excluding any such amounts included in clause (3)(D) of paragraph (a) of Section 4.01 or applied to reduce outstanding Investments in accordance with the proviso at the end of the definition of “Permitted Investments”;

(b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders (except to the extent of the amount of dividends or distributions that have been actually paid to the Company or one or more Restricted Subsidiaries not subject to any such restrictions);

(c) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(d) the cumulative effect of a change in accounting principles shall be excluded;

(e) the Net Income (or loss) of any Unrestricted Subsidiary shall be excluded, except to the extent distributed to the specified Person or one of its Subsidiaries;

(f) non-cash charges relating to employee benefit or other management compensation plans of the Company or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant, issuance or repricing of stock, stock options or other equity-based awards or, in each case, any amendment, modification, substitutions or change thereof, of the Company or any of its Restricted Subsidiaries in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income shall be excluded;

(g) (i) unusual or nonrecurring losses or charges or restructuring or one-time charges (including, without limitation, severance, relocation and other restructuring costs), and related tax effects, shall be excluded (in calculating Consolidated Net Income for purposes of the Fixed Charge Coverage Ratio only) and (ii) non-cash items classified as extraordinary (as determined in accordance with GAAP), and related tax effects, shall be excluded;

(h) any after-tax effect of income (or loss) from the early extinguishment of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write down, including impairments charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded; and

(j) non-cash expenses attributable to Hedging Obligations shall be excluded.

“Credit Agreement” means that certain Loan and Security Agreement, dated as of October 1, 2002, as amended, by and among the Company, the guarantor Subsidiaries named therein, Congress Financial Corporation (Florida), as Agent, and the other lenders named therein, including any related letters of credit, notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time by one or more credit facilities, in which case, the credit agreement or similar agreement together with all other documents and instruments related thereto shall constitute the “Credit Agreement,” whether with the same or different agents and lenders and whether or not increasing the amount thereunder.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement and the Letter of Credit Facilities (and any hedging arrangements with the lenders thereunder or Affiliates of such lenders, secured by the collateral securing the Company’s Obligations under the Credit Agreement) or commercial paper facilities or other agreements or indentures, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables)), letters of credit, notes, debentures, or other debt, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time by one or more of such facilities, whether with the same or different banks and lenders and whether or not increasing the amount thereunder.

“Currency Agreements” means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is conclusively designated as Designated Noncash Consideration pursuant to an Officers’ Certificate. The aggregate Fair Market Value of the Designated Noncash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Noncash Consideration then held by the Company, may not exceed the greater of $25.0 million or 4% of Total Assets at any time outstanding.

“Designated Preferred Stock” means preferred stock of the Company (other than Disqualified Stock) issued and sold for cash in a bona-fide financing transaction that is designated as Designated Preferred Stock pursuant to an Officers’ Certificate of the Company on the date of issuance; provided, that the net cash proceeds of Designated Preferred Stock are excluded from the calculation set forth in clause (3)(B) of paragraph (a) of Section 4.01.

“Designated Senior Debt” means:

(a) any Indebtedness outstanding under the Credit Agreement; and

(b) any other Senior Debt permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.01. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, on or prior to the date that is six months after the date on which the Notes mature.

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or its Subsidiaries.

“Existing Indenture” means the Indenture governing the Existing Senior Subordinated Notes.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Notes) in existence on the date of the Indenture, until such amounts are repaid, including the Existing Senior Subordinated Notes.

“Existing Senior Subordinated Notes” means the 8  7/8% Senior Subordinated Notes due 2013 in the original principal amount of $150,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (including Acquired Debt and in each case other than revolving credit facilities) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a) acquisitions and dispositions of business entities or property and assets for which pro formas can be derived of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or investments and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow attributable to such discontinued operations for such reference period shall be calculated on a pro forma basis in accordance with GAAP;

(b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date and are in excess of the Consolidated Cash Flow attributable to such discontinued operations that shall be obtained following the Calculation Date;

(d) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period, and consolidated interest expense on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(e) whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company, and any such pro forma calculation may include, without duplication, adjustments appropriate to reflect operating expense reductions and other operating improvements or synergies that are based upon readily identifiable measures and are reasonably expected to result from the applicable event during the 12 months following the date of determination.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and provided that with respect to Hedging Obligations, only the net cash effect of all cash payments made or received pursuant to Hedging Obligations shall be included; plus

(b) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d) the product of (1) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock (including Designated Preferred Stock) of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (2) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Notwithstanding the foregoing, Fixed Charges (a) shall not include amortization of debt issuance costs, debt extinguishment costs and the write off of debt amortization costs, and (b) shall not include premiums paid by the Company or any of its subsidiaries in connection with the call or redemption of debt.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that (i) is not organized under the laws of the United States of America or any state thereof or the District of Columbia or (ii) is organized under the laws of the United States of America or any state thereof or the District of Columbia but has no material asset other than Capital Stock of one or more Persons described in clause (i) above.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the date the Notes are issued or, with respect to financial reporting requirements, from time to time. For the avoidance of doubt, in determining whether a lease is a capitalized lease or an operating lease and whether interest expense as determined in accordance with GAAP exists, such determination shall be made in accordance with GAAP as in effect on the date of the indenture.

“Global Note” means any Note issued in fully registered form to DTC (or its nominee), as depositary for the beneficial owners thereof, which shall be substantially in the form of Exhibit A.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. The terms “guarantee” and “guaranteed” used as a verb shall have a correlative meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a) any interest rate protection agreements, including interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements;

(b) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements; and

(c) foreign exchange contracts, currency swap agreements, currency option agreements, currency exchange agreements and other agreements or arrangements.

“Holder” means the Person in whose name a Note is registered on the Note Register maintained by the Registrar.

“Indenture” means the Base Indenture, as amended from time to time with respect to the Notes, and together with and supplemented by this First Supplemental Indenture, as amended from time to time with respect to the Notes.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (a) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (b) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness (excluding (i) obligations under licenses, sublicenses or other similar arrangements or agreements, or any guarantees thereof, (ii) any guarantees by the Company or any Parent Entity of obligations of any Restricted Subsidiary thereof, or any guarantees by a Restricted Subsidiary of the Company or any Parent Entity of obligations of another Restricted Subsidiary of the Company or any Parent Entity, entered into in the ordinary course of business, (iii) obligations under factoring arrangements entered into in the ordinary course of business and (iv) obligations of the Company and its Restricted Subsidiaries (other than any Securitization Entity) under Standard Securitization Undertakings in connection with a Qualified Securitization Transaction) of such Person, whether or not contingent, in respect of:

(a) borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations with respect to the purchase price of property entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(c) banker’s acceptances;

(d) Capital Lease Obligations and Attributable Debt;

(e) the balance deferred and unpaid of the purchase price of any property (excluding inventory or any acquisition of rights or assets, the consideration of which consists of a license, royalty or other similar type of payment or fee) which purchase price is due more than 12 months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except any such balance that constitutes an accrued expense or trade payable;

(f) Hedging Obligations; or

(g) Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (1) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (2) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above, provided that the obligation to repay money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall be deemed not to be “Indebtedness” so long as such money is held to secure the payment of such interest.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees or other similar arrangements), but excluding (i) advances to or receivables from customers or suppliers or the like in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business and (ii) factoring arrangements, advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices or in the ordinary course of business), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.01(d). The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.01(d).

“Issue Date” means the first date of issuance of Notes under this First Supplemental Indenture.

“Letter of Credit Facilities” means the letters of credit entered into by the Company in the ordinary course of business, as the same may be amended, supplemented or otherwise modified including any refinancing, refunding, replacement of extension thereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, in each case to secure the payment of Indebtedness, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than customary financing statements).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof).

“Net Income” means, with respect to any specified Person, the net income (and loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, any gain (and loss), together with any related provision for taxes on such gain (and loss), realized in connection with: (1) any asset sale outside the ordinary course of business; or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale or otherwise required to be repaid as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or escrows or indemnities established in connection with the transaction.

“Non-Recourse Acquisition Debt” means Indebtedness incurred by a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor to finance the acquisition (whether through direct purchase, merger, or any similar transaction) of assets to be used or usable in a Permitted Business, including the Capital Stock of any entity holding such assets incurred within 180 days before or after such acquisition so long as neither the Company nor any Subsidiary Guarantor provides credit support or is otherwise liable for, grants any Lien on any of its assets to the satisfaction of, or Guarantees such Indebtedness, whether or not such credit support, liability, Lien or Guarantee is otherwise permitted under the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent Entity” means the entity that holds all of the Capital Stock of the Company upon the occurrence of a reorganization.

“Pari Passu Indebtedness” means (a) with respect to the Notes, Indebtedness that ranks pari passu in right of payment to the Notes and (b) with respect to any Subsidiary Guarantee, Indebtedness that ranks pari passu in right of payment to such Subsidiary Guarantee.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the calculation and other businesses complementary or reasonably related or ancillary thereto.

“Permitted Holders” means, as of the date of determination, (a) Oscar Feldenkreis, George Feldenkreis, their spouses, their respective lineal descendants and the spouses of such lineal descendants, (b) any Person controlled by any of the Persons included in the foregoing clause (a) (as the term “controlled” is defined under the definition of “Affiliate”), (c) trusts for the benefit of any of the Persons included in the foregoing clause (a), and (d) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are Persons included in the foregoing clause (a).

“Permitted Investments” means:

(a) any Investment in the Company or in a Restricted Subsidiary of the Company (including, without limitation, Guarantees of Obligations with respect to any Credit Facilities);

(b) any Investment in cash and Cash Equivalents;

(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person (and any Investment held by such Person at the time of such Investment), if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary of the Company, or

(2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(d) any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made not in violation of Section 4.04;

(e) Investments acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(f) Hedging Obligations that are incurred for the purpose of managing the exposure of the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

(g) Investments by the Company or its Restricted Subsidiaries in stock, obligations or securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(h) Investments by the Company and its Restricted Subsidiaries constituting endorsements for collection or deposit in the ordinary course of business;

(i) Guarantees made in accordance with Section 4.03;

(j) any Investment received in exchange for the Capital Stock of an Unrestricted Subsidiary and Investments owned by an Unrestricted Subsidiary upon its redesignation as a Restricted Subsidiary;

(k) any Investments existing (or made pursuant to legally binding written commitments existing) as of the Issue Date and any extension, modification or renewal thereof;

(l) Investments by the Company or any Restricted Subsidiary in a Securitization Entity (and by a Securitization Entity in any other Person) in connection with a Qualified Securitization Transaction;

(m) loans and advances to officers, directors, consultants and employees of the Company and its Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount of $2.5 million at any time outstanding;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(o) Investments in joint ventures or similar entities that are not a Restricted Subsidiary, not to exceed on the date of the Investment the greater of $25.0 million and 4% of Total Assets, at any time outstanding (with the value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(p) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (p) since the date of the Indenture and still outstanding, not to exceed the greater of $25.0 million and 4% of Total Assets;

(q) stock, obligations or securities received in satisfaction of judgments; and

(r) Investments by the Company and its Restricted Subsidiaries consisting of other loans to customers or suppliers in an amount not to exceed $5.0 million at any time outstanding;

provided, that with respect to any Investment made under clause (o) or (p) above the amount deemed to be outstanding thereunder shall be net of cash dividends and distributions received by the Company or the relevant Restricted Subsidiary with respect thereto; it being understood that no such Investment shall be outstanding in an amount less than zero.

“Permitted Junior Securities” means:

(a) Equity Interests in the Company or any Subsidiary Guarantor or any other business entity provided for by a plan of reorganization; or

(b) debt securities of the Company or any Subsidiary Guarantor or any other business entity provided for by a plan of reorganization, in each case, that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.

“Permitted Liens” means:

(a) Liens existing on the Issue Date;

(b) Liens in favor of the Company or any Restricted Subsidiary;

(c) Liens securing the Notes and any Subsidiary Guarantee;

(d) Liens securing Acquired Debt created prior to (and not in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend in any material manner to any assets or property other than

(1) those of the Person merged into or consolidated with the Company or such Restricted Subsidiary or

(2) the asset or property so acquired, as applicable;

(e) Liens securing Indebtedness permitted to be incurred under Hedging Obligations;

(f) Liens for taxes, assessments, governmental charges, levies or claims that have not yet become delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(g) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(h) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(i) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, contractual arrangements with landlords or suppliers, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(j) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(k) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(l) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(m) leases, subleases or licenses granted to others entered into in the ordinary course of business of the Company and its Restricted Subsidiaries;

(n) Liens (including extensions and renewals thereof) upon real or personal property, provided that:

(1) (A) such Lien is created solely for the purpose of securing Indebtedness incurred in accordance with Section 4.03(b)(9) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of, or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property; or (B) to refinance any Indebtedness previously so secured; and

(2) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs.

(o) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease;

(p) Liens arising from filing Uniform Commercial Code financing statements regarding leases, operating leases, consignments or similar arrangements or equipment or other materials which are not owned by the borrower but located on the borrower’s premises;

(q) Liens arising from any judgment, decree or order of any court against the Company or any Restricted Subsidiary, so long as the Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall have expired;

(r) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company and its Restricted Subsidiaries;

(t) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness;

(u) the security interests and liens of a factor pursuant to any factoring arrangement;

(v) Liens on assets transferred to a Securitization Entity or assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(w) Liens on Indebtedness of or otherwise related to Foreign Subsidiaries;

(x) Any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) to (w); provided that such extension, renewal or replacement does not extend to any additional property or assets;

(y) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(z) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements; and

(aa) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, and partnerships.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which (a) the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity its interests in Receivables and Related Assets and (b) such Securitization Entity transfers to any other Person interests in, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction customary in the industry.

“Receivables and Related Assets” means any account receivable (including any items of property that would be classified as an “account,” “chattel paper,” a “payment intangible” or an “instrument” under the Uniform Commercial Code of the State of New York and any “supporting obligations” as defined therein), whether now existing or arising thereafter, of the Company or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

“Replacement Assets” means (a) property, business or assets that shall be used or useful in a Permitted Business or (b) substantially all the property, business or assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business for a majority of its operations that shall become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services (or any successor to the rating agency business thereof).

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Restricted Subsidiary (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Receivables and Related Assets) that, in the case of a Restricted Subsidiary, engages in no activities other than in connection with the financing of Receivables and Related Assets and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(1) is guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates the Company or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of the Company or any Restricted Subsidiary (other than such Securitization Entity) directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms, taken as a whole, that are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(c) to which neither the Company nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

“Senior Debt” means:

(a) all Indebtedness of the Company or any Subsidiary Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

(b) any other Indebtedness (including, without limitation, Hedging Obligations) of the Company or any Subsidiary Guarantor, currently outstanding or permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on parity with, or subordinated in right of payment to, the Notes or any Subsidiary Guarantee; and

(c) all other Obligations with respect to the items listed in the preceding clauses (a) and (b).

Notwithstanding anything to the contrary in the preceding, Senior Debt shall not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company or any Subsidiary Guarantor;

(2) any Indebtedness of the Company or any Subsidiary Guarantor to any Subsidiaries or other Affiliates of the Company or any Subsidiary Guarantor or, in the case of Indebtedness of any Subsidiary Guarantor, to the Company;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the Indenture;

(5) any Indebtedness of the Company or any Subsidiary Guarantor that, when incurred, was without recourse to the Company or such Subsidiary Guarantor;

(6) any repurchase, redemption or other Obligation in respect of Disqualified Stock or any rights with respect thereto; or

(7) any Indebtedness owed to any employee of the Company or any of its Subsidiaries.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Company’s payment obligations under the Notes on a senior subordinated basis.

“Subsidiary Guarantors” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and after the Issue Date, any other Subsidiary that guarantees the Notes in accordance with the provisions of the Indenture, in each case and its respective successors and assigns until released from its obligations as guarantor under the Indenture in accordance with the terms of the Indenture.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transfer Agent” means the Person or Persons, which may be the Company or a Subsidiary Guarantor, authorized by the Company to exchange or register the transfer of the Notes.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with Section 4.09 and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
Additional Notes	2.06
Adjusted Treasury Rate	3.01
Affiliate Transaction	4.05
Agent	2.04
Asset Sale Offer	4.04
Bankruptcy Law	6.01
Base Indenture	Recitals
Calculation Date	1.01
Change of Control Offer	4.07
Change of Control Payment	4.07
Change of Control Payment Date	4.07
Company	Recitals
Comparable Treasury Issue	3.01
Comparable Treasury Price	3.01
Custodian	6.01
DTC	2.03
Excess Proceeds	4.04
Event of Default	6.01
First Supplemental Indenture	Recitals
Indenture	Recitals
Independent Investment Banker	3.01
nonpayment default	10.05
Notes	Recitals
Note Register	2.04
Paying Agent	2.04
Payment Blockage Notice	10.05
Permitted Debt	4.03
Permitted Payment	4.01
Reference Treasury Dealer	3.01
Reference Treasury Dealer Quotations	3.01
Restricted Payments	4.01
Security Registrar	2.04
Trustee	Recitals

ARTICLE II

THE NOTES

Section 2.01. Title. In accordance with Section 301 of the Base Indenture, the Company hereby establishes a series of securities to be issued under the Indenture with the title “7.875% Senior Subordinated Notes due 2019.”

Section 2.02. Aggregate Initial Principal Amount. The aggregate initial principal amount of the Notes to be authenticated and delivered pursuant to this First Supplemental Indenture is $150,000,000. Such principal amount is due and payable on April 1, 2019. The Company may issue Additional Notes from time to time hereunder, in accordance with the provisions of Section 301 of the

Base Indenture and Section 2.06 of this First Supplemental Indenture, and subject to the limitations set forth in Section 4.03 of this First Supplemental Indenture. All Notes issued on the Issue Date together with any such Additional Notes issued under this First Supplemental Indenture shall be treated as a single class of securities under the Indenture.

Section 2.03. Form. (a) Except as otherwise provided herein, the Notes shall be issued only in book-entry form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall be initially issued in the form of one or more Global Notes substantially in the form of Exhibit A hereto. The Depository with respect to the Notes initially shall be The Depository Trust Company (“DTC”). Each Note shall be dated the date of its authentication. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes will only be issued as Registered Securities.

(b) Owners of beneficial interests in the Notes issued pursuant to this Indenture and represented by Global Notes shall not be entitled to physical delivery of the Notes in registered certificated form unless:

(i) DTC notifies the Company that it is unwilling or unable to continue as depository for the Global Notes or has ceased to be a clearing agency registered under the Exchange Act, and in each case, a successor depository registered as a clearing agency under the Exchange Act is not appointed by the Company;

(ii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes (with a copy of such notice to be sent to the Security Registrar, Authentication Agent and Transfer Agent); or

(iii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive form under the Indenture (with a copy of such notice to be sent to the Security Registrar, Authentication Agent and Transfer Agent).

Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

(c) The language “and subject to clause (iv) of the proviso at the end of the definition of “Outstanding” with respect to Notes beneficially owned by the Company, a Subsidiary of the Company or an Affiliate of the Company,” shall be inserted in Section 203(d) of the Base Indenture between the text of that section that reads “…Subsection (c) of this Section,” and “the Company, the Trustee and any agent…”

Section 2.04. Offices for Payments; Security Registrar and Agents.

(a) The Company shall maintain an office or agency in the Borough of Manhattan, City of New York, where Notes may be presented or surrendered for registration of transfer or for exchange (the “Security Registrar”), where Notes may be presented for payment (the “Paying Agent”) and for the service of notices and demands to or upon the Company or the Subsidiary Guarantors in respect of the Notes, the Subsidiary Guarantees and this Indenture. The Security Registrar shall keep a register of the Notes and their transfer and exchange (the “Note Register”). The Company shall give to the Trustee written notice of the location of any such office or agency and of any change of location thereof. The Company shall designate the office to be maintained by it for each such purpose. In case the Company shall fail to so designate or maintain any such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations and demands may be made and notices may be served at the Corporate Trust Office.

(b) The Trustee shall initially serve as the Security Registrar, Paying Agent, Transfer Agent and Authentication Agent for the Notes (in each such capacity and collectively in such capacities, the “Agent”), and shall act at its offices for Note transfer purposes and for purposes of exchange and surrender of the Notes for the final distributions thereon, or any other address that the Agent may designate with respect to itself from time to time by notice to the Trustee, the Company and the Holders of the Notes. The Company may change the Paying Agent or Security Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Security Registrar. The Company may have one or more co-Security Registrars and one or more additional Paying Agents

Section 2.05. Payment on Global Notes. The Company shall, through the Paying Agent, make payments in respect of Notes issued in the form of Global Notes (including principal, premium, if any, interest and additional interest) by wire transfer of immediately available funds to the accounts specified by the Global Notes Holder. The Company, through the Paying Agent, shall make all payments of principal, interest and premium, if any, and additional interest with respect to Notes issued in permanent form by wire transfer of immediately available funds to the accounts specified by the Holders of such Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

Section 2.06. Additional Notes. (a) The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture, without the consent of the Holders, create and issue pursuant to the Indenture additional notes (“Additional Notes”) that shall have terms and conditions identical to those of the other Notes outstanding hereunder, except with respect to:

(i) the issue date;

(ii) the amount of interest payable on the first interest payment date therefor;

(iii) the issue price; and

(iv) any adjustments necessary in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) and any registration rights or similar agreement applicable to such Additional Notes, which are not adverse in any material respect to the Holder of any outstanding Notes hereunder (other than such Additional Notes).

(b) The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

(c) With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate pursuant to a resolution of the Board of Directors (or a committee thereof duly authorized to act hereunder) of the Company, copies of which shall be delivered to the Trustee and the Agent, the following information:

(i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(ii) whether such Additional Notes shall be subject to transfer restrictions under the Securities Act (or other applicable securities laws).

Section 2.07. No Optional Extension of Maturity. Section 308 of the Base Indenture shall not apply to the Notes.

ARTICLE III

REDEMPTION

Section 3.01. Optional Redemption. (a) At any time prior to April 1, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under this First Supplemental Indenture (including any Additional Notes), at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings, provided that:

(i) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company and its Subsidiaries); and

(ii) such redemption must occur within 90 days of the date of the closing of each such Equity Offering.

Any redemption of notes pursuant to this Section 3.01(a) (but not the other paragraphs of this Section 3.01) may, at the Company’s discretion, be subject to one or more conditions precedent. In such case, the notice relating to that redemption shall state that in the event that any or all conditions are not satisfied by the redemption date, the Company shall have the discretion to delay the redemption date until such time as any or all the conditions are satisfied so long as the redemption occurs within 60 days of such notice, or to rescind the notice and cancel the redemption.

(b) At any time prior to April 1, 2014, the Company may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days prior notice, in amounts of $1,000 or an integral multiple thereof, at a price equal to the greater of:

i.	100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, and

ii.	the sum of the present values of the principal of the Notes being redeemed plus scheduled payments of interest (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to April 1, 2014 discounted to the redemption date (assuming the Notes are redeemed on April 1, 2014) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, together with accrued and unpaid interest if any, to the date of redemption.

However, if a redemption date is after an interest record date but on or prior to the corresponding interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to a holder of record as of the relevant record date and the redemption price shall not include such interest payment.

For purposes of calculating the redemption price pursuant to this Section 3.01(b), the following terms have the meanings set forth below:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the U.S. treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes mature on April 1, 2014).

“Comparable Treasury Price” means either (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. (and each of their respective successors) and any other additionally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third Business Day preceding the redemption date.

(c) On or after April 1, 2014, the Company may redeem all or a part of the Notes, at the redemption prices equal to the percentage of principal amount set forth below plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2014	105.906%
2015	103.938%
2016	101.969%
2017 and thereafter	100.000%

However, if a redemption date is after an interest record date but on or prior to the corresponding interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to a holder of record as of the relevant record date and the redemption price shall not include such interest payment.

(d) Except as set forth in Sections 3.01, (b) and (c) hereof, the Notes shall not be redeemable at the Company’s option.

ARTICLE IV

ADDITIONAL COVENANTS

In addition to the other covenants set forth in Article Ten of the Base Indenture, the Notes shall be subject to the additional covenants set forth in this Article IV:

Section 4.01. Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Subsidiary of the Company (other than a Restricted Subsidiary of the Company) or any direct or indirect parent of the Company (other than in exchange for Equity Interests of the Company (other than Disqualified Stock));

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee (other than Indebtedness permitted by clause (6) of Section 4.03(b)), a payment of interest or principal at Stated Maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Indebtedness purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) of this Section 4.01(a) being collectively defined as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (5), (6), (7), (8), (10), (11), (13), and (15) of Section 4.01(b)), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the date of the Existing Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds received by the Company since the date of the Existing Indenture either (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock), other than the net cash proceeds of the Concurrent Equity Issuance or (ii) from the issue or sale of Indebtedness or Disqualified Stock of the Company that have been converted into or exchanged for Equity Interests (other than Disqualified Stock and Equity Interests (or Indebtedness or Disqualified Stock) sold to a Subsidiary of the Company); plus

(C) 100% of the Fair Market Value as of the date of issuance of any Equity Interests of the Company (other than Disqualified Stock) issued or transferred since the date of the Existing Indenture as consideration for the purchase by the Company or any of its Restricted Subsidiaries (including by means of a merger, consolidation or other business combination permitted under the Indenture) of any assets, properties or businesses used in, or a majority of the Voting Stock of any person whose primary business is in, a Permitted Business; plus

(D) to the extent that any Restricted Investment that was made after the date of the Existing Indenture is sold for cash or otherwise liquidated or repaid for cash or any security which is subsequently converted to cash, or the Company or the relevant Restricted Subsidiary receives cash dividends or distributions in respect thereof, the lesser in the aggregate of (x) the cash proceeds from the sale, liquidation, or repayment of such Restricted Investment and dividends and distributions with respect to such Restricted Investment (less any costs related thereto) and (y) the initial amount of such Restricted Investment; plus

(E) the Fair Market Value of the Investment of the Company and any Restricted Subsidiary in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; plus

(F) if the Company or any Restricted Subsidiary entered into a Guarantee that constituted a Restricted Payment, the amount of such Restricted Payment if (i) such Guarantee has not been called upon or enforced and (ii) the obligation underlying such Guarantee has been extinguished.

(b) So long as no Default or Event of Default has occurred and is continuing at the date of a Restricted Payment or would be caused thereby (other than with respect to clauses (1), (2), (3), (7), (12), (13), (14) and (15) of this Section 4.01(b)), Section 4.01(a) shall not prohibit (each, a “Permitted Payment”):

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity

Interests of the Company in exchange for, or out of the net cash proceeds of the sale within 120 days (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of Section 4.01(a);

(3) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from an incurrence of Subordinated Indebtedness;

(4) the defeasance, redemption, repurchase or other acquisition of the Existing Senior Subordinated Notes;

(5) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of the sale within 120 days of, Capital Stock (other than Disqualified Stock) of the Company, other than the net cash proceeds of the Concurrent Equity Issuance; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(B) of Section 4.01(a);

(7) the repurchase of Capital Stock deemed to occur upon (a) the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof and (b) the withholding of a portion of the Capital Stock granted or awarded to an employee to pay taxes associated therewith;

(8) dividends paid on shares of Disqualified Stock of the Company issued in accordance with Section 4.03;

(9) purchases or redemptions of, or other redemption or retirement for value, of any Equity Interests of the Company or any of its subsidiaries (including cash settlements of stock options) held by any current or former employees, officers, directors or consultants of the Company or any of its subsidiaries; provided that such payments shall not exceed $2.5 million in the aggregate in any fiscal year, with any unused amounts being carried forward to future periods; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Company to members of management, directors, managers or consultants of the Company or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of Section 4.01(a), plus

(B) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (9);

(10) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in connection with events similar to those set forth in Sections 4.04 and 4.07 hereto; provided that, prior to such repurchase, redemption or other acquisition, the Company (or a third party to the extent permitted by the Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(11) the declaration of cash dividends on Designated Preferred Stock in accordance with the certificate of designations therefor; provided, that at the time of issuance of that Designated Preferred Stock, the Company would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a);

(12) the repurchase or redemption of any stock purchase or similar rights of the Company, or any substitute therefor;

(13) payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any transaction that complies with Section 5.01;

(14) cash payments made pursuant to earnouts or similar arrangements which would otherwise be deemed to be a Restricted Payment;

(15) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company; or

(16) other Restricted Payments by the Company or any Restricted Subsidiary in an aggregate amount not to exceed $25.0 million at any time outstanding.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and the Fair Market Value of any assets, securities or other non-cash Restricted Payment that are required to be valued by this covenant shall be conclusively determined by the Company and (i) if the Fair Market Value exceeds $5.0 million, be set forth in an Officers’ Certificate, or (ii) if the Fair Market Value exceeds $10.0 million, be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.

(d) If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income of the Company for any period.

Section 4.02. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Except as provided in Section 4.02(b) hereof, the Company shall not, and shall not permit any Restricted Subsidiary to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any other Restricted Subsidiary; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The provisions of Section 4.02 hereof shall not apply to any encumbrances or restrictions existing under, by reason of or with respect to:

(1) the Credit Facilities, Existing Indebtedness or any other agreements, in each case, in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Subsidiary Guarantees;

(3) (a) applicable law, rule, regulation or order of any governmental authority or (b) any contracts with customers or other parties entered into in the ordinary course of business that impose restrictions of the nature described in clause (3) of Section 4.02(a);

(4) any agreement or other instrument of any Person, or the property or assets of such Person, acquired by the Company or any of its Restricted Subsidiaries, existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5) in the case of clause (3) of Section 4.02(a):

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company and its Restricted Subsidiaries, taken as a whole, in any manner material to the Company and its Restricted Subsidiaries, taken as a whole;

(6) any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary pending closing of such sale or disposition or any agreement for the sale or other disposition of any property or assets that restricts the sale or other disposition of such property or assets pending such sale or other disposition;

(7) any refinancing Indebtedness permitted under the Indenture, provided that the restrictions contained in the agreements governing such refinancing indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) contained in the terms of any Indebtedness permitted under the Indenture or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) or contained in the terms of any Permitted Lien;

(9) purchase money obligations for property acquired in the ordinary course of business, Capital Lease Obligations, industrial revenue bonds, or operating leases that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.02(a) (or, in the case of Non-Recourse Acquisition Debt of the nature described in any clause of Section 4.02(a)) on the property so acquired or covered thereby;

(10) encumbrances or restrictions existing under or by reason of provisions in joint venture or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction;

(11) customary restrictions imposed on the transfer and assignment of intellectual property;

(12) agreements entered into between a Restricted Subsidiary and another Restricted Subsidiary which second Restricted Subsidiary is not a Subsidiary of the first Restricted Subsidiary;

(13) encumbrances or restrictions contained in any Indebtedness or other agreement incurred by a Foreign Restricted Subsidiary;

(14) encumbrances or restrictions in connection with a Qualified Securitization Transaction; and

(15) any other indenture or certificate of designation governing preferred stock so long as the restrictions contained therein are no more materially restrictive than those in the indenture relating to the Notes or that are customary for the given instrument.

Section 4.03. Incurrence of Debt or Preferred Stock. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to incur any Indebtedness (including Acquired Debt), and the Company shall not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that (i) the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock and (ii) Restricted Subsidiaries that are not Subsidiary Guarantors may incur Acquired Debt not incurred in connection with or in contemplation of the relevant merger or acquisition and Non-Recourse Acquisition Debt, if the Fixed Charge Coverage Ratio for the Company’s

most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or such preferred stock had been issued at the beginning of such four-quarter period.

(b) The provisions of Section 4.03 hereof shall not prohibit the incurrence of any of the following items of Indebtedness (“Permitted Debt”):

(1) Indebtedness of the Company, the Subsidiary Guarantors and the Foreign Restricted Subsidiaries under any Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $200.0 million and (b) the sum of (i) 90% of accounts receivables, plus (ii) 90% of factor receivables, plus (iii) 65% of inventory, in each case, of the Company and its Restricted Subsidiaries, minus (iv) the full amount of all outstanding letters of credit issued pursuant to, or authorized under, the Credit Agreement for the account of the Company or the Restricted Subsidiaries which are not fully secured by cash collateral; provided that the aggregate principal amount at any one time outstanding of Indebtedness incurred by Foreign Restricted Subsidiaries under this clause (1) shall not exceed the greater of (x) $25.0 million (or the equivalent amount thereof, at the time of incurrence, in other foreign currencies) and (y) the sum of (i) 90% of accounts receivables, plus (ii) 90% of factor receivables, plus (iii) 65% of inventory in each case, of the Foreign Restricted Subsidiaries on a consolidated basis (with all financial calculations under this clause (1) being made in accordance with GAAP and on a pro forma basis giving effect to all investments, acquisitions, dispositions, mergers, consolidations and disposed operations that the Company and its Restricted Subsidiaries have made from the date of the most recently available balance sheet of the Company to and including the date of any calculation, including the expected use of proceeds of the indebtedness being incurred under this clause (1), as determined in good faith by a responsible financial or accounting officer of the Company);

(2) In addition to Indebtedness incurred under clause (1) of this Section 4.03(b), Indebtedness of the Company or any Restricted Subsidiary with respect to any letters of credit under the Letter of Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $50 million and (b) 15% of net sales of the Company and its Restricted Subsidiaries for the most recent fiscal year for which financial statements are available;

(3) Indebtedness of the Company pursuant to the Notes (other than any Additional Notes) or of any Restricted Subsidiary pursuant to a Subsidiary Guarantee;

(4) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture (including the Indebtedness under the Existing Senior Subordinated Notes but other than Indebtedness under the Credit Agreement and the Letter of Credit Facilities), including any guarantees thereof;

(5) Indebtedness of the Company owing to any Restricted Subsidiary; provided that any Indebtedness of the Company owing to any such Restricted Subsidiary is unsecured and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company’s obligations under the Notes; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (5);

(6) Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary; provided that any such Indebtedness of any Subsidiary Guarantor is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (6);

(7) guarantees of any Restricted Subsidiary made in accordance with the provisions of Section 4.10;

(8) obligations of the Company or any Restricted Subsidiary pursuant to Hedging Obligations entered into by the Company or its Restricted Subsidiaries for the purpose of managing its exposure to interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes;

(9) Indebtedness of the Company or any Restricted Subsidiary in respect of purchase money obligations, the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness incurred or assumed in connection with the acquisition, construction, improvement or development of real or personal property (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in each case incurred (x) within 180 days before or after the acquisition, construction, development or improvement of the related asset in the case of the initial financing of all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Company or such Restricted Subsidiary or (y) as the refinancing of Indebtedness described in clause (x), in an aggregate principal amount pursuant to this clause (9) not to exceed the greater of $25.0 million or 4% of Total Assets at any time outstanding;

(10) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, earnouts or obligations in respect of purchase price adjustments or similar obligations in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

(11) Indebtedness of the Company or any Restricted Subsidiary represented by (a) letters of credit for the account of the Company or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;

(12) shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of preferred stock;

(13) Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to defease or satisfy and discharge all of the Notes as set forth in Article Four of the Base Indenture as amended and supplemented by Article IX hereof;

(14) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisors and licensees of the Company and its Restricted Subsidiaries;

(15) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(16) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for (i) surety, performance, appeal or similar bonds intending to provide security for any obligations of the Company or a Restricted Subsidiary pursuant to such agreements, (ii) deferred compensation or other similar arrangements, and (iii) the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case, incurred or assumed in connection with business transactions, including the disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

(17) Indebtedness in respect of overdraft protection and otherwise in connection with deposit accounts;

(18) Indebtedness incurred by a Securitization Entity in connection with a Qualified Securitization Transaction, provided that the total amount of such Indebtedness shall reduce the amounts available under clause (1) of Section 4.03(b);

(19) Guarantees by the Company or any Subsidiary Guarantor of Indebtedness of the Company or any other Subsidiary Guarantor permitted under the Indenture;

(20) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $25.0 million or 4% of Total Assets;

(21) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with letters of credit used to (i) establish self-insurance or captive insurance arrangements for the benefit of the Company or any of its Subsidiaries, (ii) establish retail stores to sell the Company’s or any Restricted Subsidiaries’ products, or (iii) satisfy obligations with, or requirements of, the Pension Benefit Guarantee Corporation or any successor entity;

(22) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a “refinancing”) of any Indebtedness permitted to be incurred under Section 4.03(a) or clause (3) or (4) of this Section 4.03(b), including any successive refinancings, so long as (a) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premiums, fees and expenses paid in connection with such refinancing, (b) in the case of any refinancing by the Company of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced, (c) in the case of any refinancing by any Subsidiary Guarantor of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Subsidiary Guarantee of such Subsidiary Guarantor at least to the same extent as the Indebtedness being refinanced, (d) such new Indebtedness has an Average Life longer than the lesser of the Average Life of the Notes or the debt being refinanced and a final Stated Maturity later than the lesser of the final Stated Maturity of the Notes or the debt being refinanced and (e) Indebtedness of the Company or a Subsidiary Guarantor may only be refinanced with Indebtedness of the Company or a Subsidiary Guarantor and Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor may only be refinanced with Indebtedness of such Restricted Subsidiary or the Company or a Subsidiary Guarantor;

(23) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that

(A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (23)(A)); and

(B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(24) Acquired Debt that was not incurred in connection with or in contemplation of the relevant merger or acquisition; provided that after giving effect to such merger or acquisition, either:

(A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(B) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger;

(25) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence; and

(26) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit.

(c) For purposes of determining compliance with this Section 4.03, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt as set forth in clauses (1) through (26) of Section 4.03(b), or is entitled to be incurred pursuant to Section 4.03(a), subject to the following sentence, the Company shall be permitted to classify on the date of its incurrence, and from time to time to reclassify, all or a portion of such item of Indebtedness in any manner that complies with this Section 4.03. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and the Company shall not be permitted to reclassify any Indebtedness incurred pursuant to such clause (1). At the time of incurrence, the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness as set forth in Sections 4.03(a) and (b) without giving pro forma effect to the Indebtedness incurred pursuant to Section 4.03(b) when calculating the amount of Indebtedness that may be incurred pursuant to Section 4.03(a).

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to, and in compliance with, this Section 4.03:

(1) Guarantees of Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(2) Indebtedness shall not be duplicative in multiple categories of Permitted Debt; and

(3) Indebtedness permitted by this Section 4.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.03 permitting such Indebtedness and may be included in any provision in any order.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.03. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness on the date of such issuance in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of Section 4.03, the maximum amount of Indebtedness that the Company may incur pursuant to this Section 4.03 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness refinancing other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.04. Asset Sales. (a) The Company shall not, and shall not permit any of its Restricted Subsidiary to, consummate any Asset Sale unless the following conditions are met:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof, provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee and liabilities that are owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets by operation of law or pursuant to a customary written novation agreement or an indemnification arrangement that releases or covers the Company or such Restricted Subsidiary from further liability;

(B) any securities or other obligations (other than promissory notes) received by the Company or any such Restricted Subsidiary from such transferee that are within 180 days (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash or Cash Equivalents received in that conversion); and

(C) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Sale.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply an amount equal to such Net Proceeds at its option:

(1) to prepay, repay or repurchase (1) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, or (2) Senior Debt and, if in the case of (1) or (2), (A) such Indebtedness or Senior Debt being repaid is revolving credit Indebtedness and (B) at the time of such Asset Sale and at the time of such repayment, the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the Section 4.03(a), correspondingly reduce commitments with respect thereto or (3) the Notes and any indebtedness that is pari passu with the Notes in the manner applicable to an offer (an “Asset Sale Offer”) as set forth in Section 4.04(c); or

(2) to invest in (or enter into a legally binding agreement to invest in) or purchase Replacement Assets or to make a capital expenditure in or that is used or useful in a Permitted Business; provided, that if any such legally binding agreement to invest such Net Proceeds is terminated, then the Company may, within 180 days of such termination or within 365 days after the receipt of any Net Proceeds from an Asset Sale, whichever is later, apply such Net Proceeds as provided in this Section 4.04(b); provided, further, that, in the case of this Section 4.04(b), a binding commitment to invest in Replacement Assets shall be treated as a permitted application of the Net Proceeds from the date of such commitment, so long as (x) such investment is consummated within 180 days of the end of the 365 day period referred to in this Section 4.04(b), and (y) if such acquisition is not consummated within the period set forth in subclause (x) hereof or such binding commitment is terminated, the Net Proceeds not so applied shall be deemed to be Excess Proceeds.

Pending the final application of any such Net Proceeds, the Company may reduce revolving credit borrowings (but in no event would Holders of the Notes have any recourse to the agent or lenders receiving such funds) or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.04(b) shall constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall make an Asset Sale Offer to all Holders of Notes, and all holders of other Indebtedness that is pari passu with the Notes or any Subsidiary Guarantee containing provisions similar to those set forth in this Section 4.04(c) with respect to making an offer to purchase with the proceeds of the Asset Sales, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. Each Asset Sale Offer shall be mailed to each Holder and describe the transaction or transactions which require such Asset Sale Offer. The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to an Asset Sale Offer pursuant to this Section 4.04. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.04 by virtue of such conflict.

Section 4.05. Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million in any fiscal year, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.05(a) and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors.

(b) The provisions of clause (a) of this Section 4.05 shall not apply to:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) Restricted Payments or Permitted Investments that are permitted or not prohibited under Section 4.01;

(3) any sale of Equity Interests (other than Disqualified Stock) of the Company;

(4) payment of reasonable fees and compensation to, and indemnity provided on behalf of, directors and officers of the Company;

(5) any issuances of securities, or other loans, payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with current or former officers, directors, employees or consultants of the Company and its Restricted Subsidiaries;

(6) any arrangement as in effect on the date of the Indenture or any amendment or extension to such arrangement (so long as any amendment or extension is not disadvantageous to Holders of Notes in any material respect) or any transaction contemplated thereby;

(7) tax sharing agreements among the Company and its Restricted Subsidiaries;

(8) transactions with a Person that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns Capital Stock in such Person;

(9) any Qualified Securitization Transaction;

(10) transactions permitted under Section 5.01;

(11) loans or advances to officers, directors, employees or consultants in the ordinary course of business of the Company or its Restricted Subsidiaries (including travel, entertainment and moving expenses) or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees) made in compliance with applicable law;

(12) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of this Section 4.05(a); and

(13) any transaction in which the only consideration paid by the Company or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Company.

Section 4.06. Liens. The Company shall not, and shall not permit any of the Subsidiary Guarantors to, create, incur, assume or otherwise cause to exist or become effective any Lien of any kind securing Indebtedness (other than Liens securing Senior Debt or Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis (or in the case of Subordinated Indebtedness, on a senior basis) with the obligations so secured until such time as such obligations are no longer secured by the Lien in question.

Section 4.07. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) as set forth in this Section 4.07. In the Change of Control Offer, the Company shall offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and additional interest, if any, thereon, to the date of purchase (the “Change of Control Payment”), provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this Section 4.07 in the event that it has mailed the notice to exercise its right to redeem all the Notes pursuant to Section 3.01 at any time prior to the requirement to consummate the Change of Control and redeems the Notes in accordance with such notice.

(b) Within 30 days following any Change of Control, or at the Company’s option, prior to any Change of Control but after it is publicly announced, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the dates specified in such notice (the “Change of Control Payment Date”), which shall be (i) no earlier than the later of (a) 30 days and (b) the date of the Change of Control, and (ii) no later than 90 days from the date such notice is mailed, pursuant to the procedures required in this Section 4.07 and described in such notice that a Holder must follow in order to have its Notes repurchased including that the Change of Control Offer is conditioned on the Change of Control occurring if the notice is mailed prior to a Change of Control.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(d) The Paying Agent shall promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(e) Prior to accepting Notes for payment as provided in this Section 4.07, but in any event within 60 days following a Change of Control, the Company shall either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this section. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to a Change of Control Offer under this Section 4.07. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.07 by virtue of such compliance.

(g) Notwithstanding anything to the contrary in this Section 4.07, the Company shall not be required to make a Change of Control Offer if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.07 and all other provisions hereof applicable to a Change of Control Offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) the Company effects Legal Defeasance or Covenant Defeasance pursuant to Section 9.01 or satisfaction and discharge of the Notes pursuant to Article Four of the Base Indenture prior to the occurrence of such Change of Control.

(h) The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(i) Notwithstanding anything to the contrary, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

Section 4.08. Limitation on Issuances of Guarantee by Restricted Subsidiaries. The Company shall not permit any of its Restricted Subsidiaries (other than a Foreign Restricted Subsidiary) to Guarantee the payment of any other Indebtedness of the Company or any Subsidiary Guarantor, unless such Restricted Subsidiary is a Subsidiary Guarantor or within 20 days thereof executes and delivers a supplemental indenture providing for the Subsidiary Guarantee of the payment of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be senior to or pari passu in right of payment with such Subsidiary’s Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case such Subsidiary Guarantee of the Notes may be subordinated in right of payment to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated in right of payment to such Senior Debt.

Section 4.09. Designation of Restricted and Unrestricted Subsidiaries. (a) The Company may designate any Restricted Subsidiary, to be an Unrestricted Subsidiary; provided that:

(i) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under Section 4.03;

(ii) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) shall be deemed to be an Investment made as of the time of such designation and such Investment must not be prohibited under Section 4.01;

(iii) such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Company or any Restricted Subsidiary other than a Restricted Subsidiary being simultaneously designated as an Unrestricted Subsidiary;

(iv) the Subsidiary being so designated is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(v) no Default or Event of Default would be in existence following such designation.

(b) The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that:

(i) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted pursuant to Section 4.03, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(ii) all outstanding Investments owned by such Unrestricted Subsidiary shall be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted pursuant to Section 4.01;

(iii) all Liens of such Unrestricted Subsidiary existing at the time of such designation would be permitted pursuant to Section 4.06; and

(iv) no Default or Event of Default would be in existence following such designation.

(c) Any designation by the Company of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary shall be evidenced to the Trustee by promptly filing with the Trustee a certified copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing provisions.

Section 4.10. Limitation on Senior Subordinated Debt. The Company shall not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes. The Company shall not permit any Subsidiary Guarantor to incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Subsidiary Guarantor unless it is pari passu or subordinate in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee. No Indebtedness of the Company or a Subsidiary Guarantor shall be considered subordinate or junior to any other Indebtedness solely by virtue of having a subordinate or junior lien on any property or assets.

Section 4.11. Commission Reports. Section 703 of the Base Indenture shall not apply to this Indenture or the Notes issued hereunder. In lieu thereof, the Notes shall be subject to the following provisions of this Section 4.11.

(a) Whether or not required by the Commission, so long as any Notes remain outstanding, the Company shall furnish to the Holders of Notes within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

(b) In addition, whether or not required by the Commission, the Company shall file a copy of all of the information and reports as set forth in this Section 4.11 with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission shall not accept such a filing) and make such information available to prospective investors upon request.

Section 4.12. Reports to Trustee. Section 1006 of the Base Indenture will apply to this Indenture and the Notes issued hereunder, except that the deadline for the notice specified therein shall be 90 days instead of 120 days. Section 1008 of the Base Indenture shall not apply to this Indenture and the Notes issued hereunder and shall be replaced with the following provision.

(a) Upon becoming aware of any Default or Event of Default, the Company shall deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto, within five Business Days of Officer becoming aware, unless the Default or Event of Default is cured within that period.

Section 4.13. Payments for Consent. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders of Notes and is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement

Section 4.14. Trust Indenture Act. The Company shall at all times comply with Trust Indenture Act §314(a).

Section 4.15. Further Instruments and Acts. The Company and each Subsidiary Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper or as the Trustee may reasonably request to carry out more effectively the purpose of this Indenture.

Section 4.16. Waiver of Stay, Extension or Usury Laws. The Notes shall not be subject to Section 515 of the Base Indenture, but shall be subject to the following provision in lieu thereof:

“Each of the Company and the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Subsidiary Guarantors (to the extent that it may lawfully do so), hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.”

Section 4.17. Payments of Taxes and Other Claims. The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, any material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

ARTICLE V

SUCCESSOR CORPORATION

The Notes shall not be subject to Section 801 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of this Article V:

Section 5.01. Merger, Consolidation or Sale of Assets. The Company shall not (i) consolidate or merge with or into any Person, or (ii) directly or indirectly sell, assign, convey, transfer, lease, or otherwise dispose of (or permit any Subsidiary to sell, assign, transfer, convey, lease or otherwise transfer) all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole in one or more related transactions, to another Person or Persons unless:

(1) either (x) the Company is the surviving corporation or (y) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes;

(2) immediately after giving effect to the transaction, no Default or Event of Default exists;

(3) immediately after giving effect to the transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the Section 4.03(a), or (ii) have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction;

(4) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction pursuant to this Section 5.01, shall have by supplemental indenture to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and the Indenture; and

(5) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, conveyance or lease and the supplemental indenture (if any) comply with the applicable provisions of this Indenture;

provided, that the provisions of this Section 5.01 do not apply to (a) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets (i) between or among the Company and any of its Restricted Subsidiaries or (ii) entered into for the purpose of reincorporating an entity in another jurisdiction under the laws of the United States, any state thereof and the District of Columbia or (b) any reorganization that results in all of the Capital Stock of the Company being held by a Parent Entity provided that the shareholders of the Parent Entity immediately after such reorganization are the shareholders of the Company immediately preceding such reorganization.

ARTICLE VI

DEFAULTS

The Notes shall not be subject to Section 501 and 502 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 6.01 and Section 6.02 of this First Supplemental Indenture:

Section 6.01. Events of Default. An “Event of Default” occurs with respect to the Notes if:

(1) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of, or premium, if any, on any Note at its Stated Maturity (upon acceleration, optional redemption, required purchase or otherwise);

(3) default in the performance, or breach, of the provisions described in Section 5.01, the failure to make or consummate an Offer to Purchase upon a Change of Control in accordance with Section 4.07 or the failure to make or consummate Offer to Purchase upon an Asset Sale Offer in accordance with Section 4.04, in each case that continues for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(4) default in the performance, or breach, of any other covenant or agreement of the Company or any Subsidiary Guarantor contained in the Indenture or any Subsidiary Guarantee (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clauses (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days (or, in the case of a default or breach under Section 4.11, 90 days) after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5) (i) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary (or any group of Subsidiaries that,

taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act) aggregating $20.0 million or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or the Indebtedness repaid in full within 30 days of the default or (ii) Indebtedness of the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act) aggregating $20.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the Stated Maturity thereof and such acceleration has not been rescinded or the Indebtedness repaid in full within 30 days of the acceleration or requirement to be repaid or repurchased;

(6) the entry against the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act) of a final judgment or final judgments for the payment of money, either individually or in an aggregate amount, in excess of $20.0 million (net of any insurance), by a court or courts of competent jurisdiction shall not be discharged and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

(7) any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared null and void or any of the Subsidiary Guarantees of Significant Subsidiaries is found to be invalid or any Subsidiary Guarantor which is a Significant Subsidiary denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture); or

(8) the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act) pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) makes a general assignment for the benefit of its creditors, or

(D) generally is not paying its debts as they become due; and

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act) in an involuntary case;

(B) appoints a custodian for the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a

Significant Subsidiary as defined in Regulation S-X under the Securities Act) or for all or substantially all of the properties of the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act); or

(C) orders the liquidation of the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary as defined in Regulation S-X under the Securities Act); and

(D) the order or decree remains unstayed and in effect for 60 consecutive days.

(b) The term “Bankruptcy Law” means title 11, U.S. Code, as amended from time to time, or any similar foreign, federal or state law for the relief of debtors. The term “Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

Section 6.02. Consequences of an Event of Default. (a) If an Event of Default, other than pursuant to clause (8) or (9) of Section 6.01(a) with respect to the Company, occurs and is continuing hereunder with respect to the Notes, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the entire principal amount of the Notes, premium if any, and accrued interest on the Notes to be immediately due and payable, provided, however, that so long as any Obligations under any Credit Agreement shall be outstanding, the acceleration shall not be effective until the earlier of (1) an acceleration of Indebtedness under such Credit Agreement or (2) five Business Days after receipt by the Company and the agent under such Credit Agreement of written notice of such declaration of acceleration of the Notes. Upon a declaration of acceleration, such principal and accrued interest shall become immediately due and payable. If a default occurs and is continuing pursuant to clause (8) or (9) of Section 6.01(a) with respect to the Company, the principal of all of the Notes then outstanding, premium, if any, and accrued interest on such Notes, if any, then outstanding shall become immediately due and payable, to the full extent permitted by applicable law without any notice or other action on the part of the Trustee or any Holder to the full extent permitted by applicable law.

(b) Except as provided in this Article VI, Article Five of the Base Indenture (which shall not include, for the avoidance of doubt, Sections 501, 514 and 515 thereof), as modified by this Article VI, or Section 902 of the Base Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, or rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Defaults or Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived, in each case, except a continuing Default or Event of Default in the payment of interest or additional interest, if any, premium, if any, on, or the principal of, the Notes. Upon such waiver, the Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. The Notes shall not be subject to Section 1007 of the Base Indenture.

(c) The Holders of a majority in principal amount of the outstanding Notes may rescind a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.03. Applicability of Certain Other Provisions. The Notes shall be subject to Sections 502 through 513 the Base Indenture, except that:

(a) Sections 514 and 515 of the Base Indenture shall not apply to this Indenture or the Notes issued hereunder; and

(b) Reference in Section 505 of the Base Indenture to clause (1) or (2) of Subsection 501(a) shall be to clause (1) or (2) of Section 6.01(a).

ARTICLE VII

AMENDMENT, SUPPLEMENT AND WAIVER

Section 7.01. Amendments Without the Consent of Holders. (a) Section 901 of the Base Indenture shall not apply to the Notes issued under this Indenture. In lieu thereof, the following provisions shall apply:

“Notwithstanding Section 7.02 hereof, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect, omission or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets;

(4) to add Guarantees with respect to the Notes;

(5) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date hereof;

(9) to mortgage, pledge, hypothecate or grant any other Lien in favor of the trustee for the benefit of the Holders of the Notes, as security for the payment and performance of all or any portion of the Notes, in any property or assets;

(10) to comply with the rules of any applicable securities depositary; or

(11) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.”

Section 7.02. Amendments With the Consent of Holders. (a) Section 902(a) of the Base Indenture shall not apply to the Notes issued under this Indenture. In lieu thereof, the following provision shall apply:

“Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium or additional interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or additional interest, if any, on the Notes;

(7) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Subsidiary Guarantees;

(9) following the mailing of an offer, amend, change or modify the obligation of the Company to make and consummate an Offer to Purchase with respect to any Asset Sale in accordance with Section 4.04 or the obligation of the Company to make and consummate an Offer to Purchase in the event of a Change of Control in accordance with Section 4.07, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under Section 5.01 and the Section 4.08, consent to the assignment or transfer by the Company or any Subsidiary Guarantor of any of their rights or obligations under the Indenture;

(11) amend or modify any of the provisions of the Indenture affecting the subordination or ranking of the Notes; or

(12) make any change in the preceding amendment and waiver provisions.”

Section 7.03. Applicability of Certain Provisions. Section 907 of the Base Indenture shall not apply to this Indenture or the Notes issued hereunder.

ARTICLE VIII

NO SINKING FUND

Section 8.01. Applicability of Certain Provisions. Article Twelve of the Base Indenture shall be replaced in its entirety with the following:

“Section 1201. Mandatory and Sinking Funds. There shall be no mandatory redemption or sinking fund payments for the Notes.”

ARTICLE IX

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.01. Applicability of Certain Provisions. The Notes shall be subject to Article Fourteen of the Base Indenture, except that:

(a) the language “and the Company’s and the Subsidiary Guarantor’s Obligations in connection therewith” shall be added at the end of clause (c) of Section 1402;

(b) references to clauses (5) and (6) of Subsection 501(a) in Article Fourteen of the Base Indenture shall be replaced with reference to clause (8) and (9) of Section 6.01(a) of this First Supplemental Indenture; and

(c) references to clause (4) of Subsection 501(a) in Article Fourteen of the Base Indenture shall be replaced with reference to clause (4) of Section 6.01(a) of this First Supplemental Indenture.

ARTICLE X

SUBSIDIARY GUARANTEES

Section 10.01. Subsidiary Guarantees. The Notes shall be guaranteed by each of the Subsidiary Guarantors in accordance with the provisions of Articles Seventeen and Eighteen of the Base Indenture and the provisions of this Article X.

Section 10.02. Successor Subsidiary Guarantors. In case of any consolidation, merger, sale or conveyance of a Subsidiary Guarantor pursuant to Section 10.04 hereof, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of a Guarantee and assumption of the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Subsidiary Guarantor, such successor Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution of this First Supplemental Indenture.

Section 10.03. Release of Subsidiary Guarantees. The Subsidiary Guarantee of a Subsidiary Guarantor shall be released:

(a) in connection with any sale or other disposition of a majority of the capital stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.04;

(b) in connection with any sale or disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor complies with Section 4.04;

(c) in connection with the release or discharge of any Guarantee of indebtedness that required the creation of such Subsidiary Guarantee pursuant Section 4.08 (including any deemed release upon payment in full of all obligations under such Indebtedness) if such Subsidiary Guarantor would not otherwise be obligated to guarantee the Notes under Section 4.08, except a release or discharge by, or as a result of, a payment under such Guarantee;

(d) in connection with the release of such Subsidiary Guarantor from its Guarantee under the Credit Agreement if it would not otherwise be obligated to guarantee the Notes pursuant to Section 4.08;

(e) if the Company properly designates such Subsidiary Guarantor as an Unrestricted Subsidiary; or

(f) in connection with the liquidation, dissolution or winding up of such Subsidiary Guarantor.

Section 10.04. Limitations on Merger, Consolidation and Sale of All or Substantially All Assets by Subsidiary Guarantors. A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(a) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(b) either:

(1) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is organized or existing under the laws of the

United States, any state thereof or the District of Columbia and assumes all the obligations of such Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(2) such sale or other disposition complies with Section 4.04, including the application of the Net Proceeds therefrom.

Section 10.05. Applicability of Certain Provisions. The provisions in Section 1803 of the Base Indenture shall be replaced in their entirety by the following provisions:

“(a) The Company also may not make any payment in respect of the Notes or any distribution of assets or proceeds (except in Permitted Junior Securities or from the trust pursuant to Article IX of this First Supplemental Indenture) if:

(1) a payment default on Designated Senior Debt of the Company occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice” ) from the Company or any agent or representative with respect to such Designated Senior Debt (a “nonpayment default”).

(b) Payments on the Notes may and shall be resumed:

(1) in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, upon the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of such Designated Senior Debt of the Company has been accelerated.

(c) No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

(d) No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.”

ARTICLE XI

SUBORDINATION

Section 11.01. Applicability of Certain Provisions.

(a) The Notes shall be subject to Article Sixteen of the Base Indenture, except that:

(i) reference in Section 1601 of the Base Indenture to “obligations” shall be replaced with “Obligations”;

(ii) the language “(except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust as set forth under Article IX of the First Supplemental Indenture)” shall be inserted between “…any distribution of assets or proceeds” and “in the event of any distribution to creditors…” in Section 1602(a) of the Base Indenture.

(b) The provisions of Section 1602(c) of the Base Indenture shall be replaced in their entirety by the following:

“If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust as set forth in Article IX of the First Supplemental Indenture) when:

(1) the payment is prohibited by these subordination provisions, and

(2) the Trustee or the Holder has actual knowledge that the payment is prohibited,

then the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Company and shall deliver notice thereof to the agent or representative of the holders of Senior Debt. Upon the proper written request of the agent or representative of the holders of Designated Senior Debt of the Company, or, if no such Designated Senior Debt exists, the holders of Senior Debt of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.”

(c) The provisions in Section 1603 of the Base Indenture shall be replaced in their entirety by the following:

“ (a) The Company also may not make any payment in respect of the Notes or any distribution of assets or proceeds (except in Permitted Junior Securities or from the trust set forth under Article IX of the First Supplemental Indenture) if:

(1) a payment default on Designated Senior Debt of the Company occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a Payment Blockage Notice from the Company or any agent or representative with respect to such Designated Senior Debt.

(b) Payments on the Notes may and shall be resumed:

(1) in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, upon the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of such Designated Senior Debt of the Company has been accelerated.

(c) No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

(d) No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.”

ARTICLE XII

MISCELLANEOUS

Section 12.01. Scope of this First Supplemental Indenture.

(a) The changes, modifications and supplements to the Indenture effected by this First Supplemental Indenture shall only be applicable with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that may be issued by the Company under the Indenture and Subsidiary Guarantees.

(b) The Notes and Subsidiary Guarantees issued hereunder are subject to all of the provisions of the Base Indenture, except that the Base Indenture is modified by this First Supplemental Indenture, and corresponding provision of this First Supplemental Indenture shall govern.

Section 12.02. Ratification of Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture, shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 12.03. Trustee and Agent Not Responsible for Recitals. The recitals therein contained are made by the Company and not by the Trustee or the Agent, and neither the Trustee nor the Agent assumes any responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 12.04. Concerning the Trustee. The Notes shall be subject to Article Six of the Base Indenture, except:

(a) the language “and provided further that in the case of any Default or breach of the character specified in clause (4) of Subsection 501(a) with respect to the Securities and coupons of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof unless otherwise specified in accordance with Section 301” of Section 601 shall not apply; and

(b) reference to clauses (5) or (6) of Subsection 501(a) in Section 607(c) of the Base Indenture shall be replaced by reference to clauses (8) or (9) of Section 6.01(a) hereof.

Section 12.05. Separability. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.06. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 12.07. Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, without giving effect to applicable principles of conflict of law to the extent that the application of the laws of another jurisdiction would be required thereby. This Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Indenture and shall, to the extent applicable, be governed by such provisions.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ Fanny Hanono
	Name:	Fanny Hanono
	Title:	Secretary and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ John J. Doherty
	Name:	John J. Doherty
	Title:	Vice President

SUBSIDIARY GUARANTORS: PEI LICENSING, INC., a Delaware corporation

By:	/s/ Fanny Hanono
	Name:	Fanny Hanono
	Title:	Treasurer

JANTZEN APPAREL, LLC, a Delaware limited liability company By: PEI Licensing, Inc., as its manager

By:	/s/ Fanny Hanono
	Name:	Fanny Hanono
	Title:	Treasurer

SALANT HOLDING, LLC, a Delaware limited liability company By: Perry Ellis International, Inc., as its manager

By:	/s/ Fanny Hanono
Fanny Hanono, Secretary

PERRY ELLIS MENSWEAR LLC, a Delaware limited liability company By: Perry Ellis International, Inc., as its manager

By:	/s/ Fanny Hanono
Fanny Hanono, Secretary

Signature Page to First Supplemental Indenture

PERRY ELLIS SHARED SERVICE CORPORATION, a Delaware corporation

By:	/s/ Cory Shade
	Name:	Cory Shade
	Title:	Secretary

WINNSBORO DC, LLC, a Delaware limited liability company By: Perry Ellis International, Inc., as its manager

By:	/s/ Fanny Hanono
Fanny Hanono, Secretary

TAMPA DC, LLC, a Delaware limited liability company By: Perry Ellis International, Inc., as its manager
By:	/s/ Fanny Hanono
Fanny Hanono, Secretary

SUPREME REAL ESTATE I, LLC, a Florida limited liability company

By:	/s/ Fanny Hanono
Fanny Hanono, Manager

SUPREME REAL ESTATE II, LLC, a Florida limited liability company

By:	/s/ Fanny Hanono
Fanny Hanono, Manager

JANTZEN, LLC, a Delaware limited liability company By: Perry Ellis International, Inc., as its manager

By:	/s/ Fanny Hanono
Fanny Hanono, Secretary

SUPREME INTERNATIONAL, LLC, a Delaware limited liability company By: Perry Ellis International, Inc., as its manager

By:	/s/ Fanny Hanono
Fanny Hanono, Secretary

Signature Page to First Supplemental Indenture

SUPREME REALTY, LLC, a Florida limited liability company

By:	/s/ Fanny Hanono
Fanny Hanono, Manager

PERRY ELLIS REAL ESTATE, LLC, a Delaware limited liability company By: Perry Ellis International, Inc., as its manager

By:	/s/ Fanny Hanono
Fanny Hanono, Secretary

Signature Page to First Supplemental Indenture

Exhibit A

REGISTERED

No. A-1

PRINCIPAL AMOUNT:	$
(as revised by the Schedule in the Global Security attached hereto)

CUSIP NO. 714615AA9

PERRY ELLIS INTERNATIONAL, INC.

7.875% Note due April 1, 2019

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PERRY ELLIS INTERNATIONAL, INC., a Florida corporation, (the “Company,” which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to             , or registered assigns, the principal sum of $             on April 1, 2019.

Interest Payment Dates: April 1 and October 1, commencing on October 1, 2011.

Record Dates: March 15 and September 15.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Authentication Agent by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

PERRY ELLIS INTERNATIONAL, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION:

U.S. Bank National Association, as Trustee, certifies that this is one of the Notes referred to in the within mentioned Indenture.

By:

Authorized Signatory

PERRY ELLIS INTERNATIONAL, INC.

7.875% Senior Subordinated Note due April 1, 2019

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued as one series of debt securities of Perry Ellis International, Inc. (the “Company”) under an indenture (the “Base Indenture”), dated as of March 8, 2011, between the Company and U.S. Bank Trust National Association, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), as amended by a first supplemental indenture (the “First Supplemental Indenture”) dated as of March 8, 2011, among the Company, the Subsidiary Guarantors identified therein and the Trustee (the Base Indenture, as amended by the First Supplemental Indenture, the “Indenture”). Reference is made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. Capitalized terms used and not defined in this Note have the meanings set forth in the Indenture.

1.	Interest.

The Company, for value received, hereby promises to pay cash interest on the principal amount of this Note at the rate per annum shown above from March 8, 2011 or from the most recent Interest Payment Date to which interest has been paid or duly provided for semiannually on April 1 and October 1 in each year, commencing October 1, 2011, and at the Stated Maturity thereof, until the principal hereof is paid or made available for payment. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment.

The Company, through the Paying Agent, shall pay interest on the Notes on each April 1 and October 1 to the Persons who are registered Holders of the relevant Notes at the close of business on the March 15 and September 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the Borough of Manhattan, City and State of New York; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on all Global Securities and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of private debts.

3.	Authentication Agent, Paying Agent, Transfer Agent and Security Registrar.

Initially, U.S. Bank National Association shall act as Authentication Agent, Paying Agent, Security Registrar and Transfer Agent. The Company may change any Authentication Agent, Paying Agent, Security Registrar or Transfer Agent without notice to any holder. The Company and any of its Subsidiaries, including the Subsidiary Guarantors, may act in any such capacity.

4.	Indenture.

This Note is one of a duly authorized issue of notes of the Company issued and issuable under the Indenture. Reference is made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Subsidiary Guarantors, the Trustees and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. All Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in this Indenture and those made a part of this Indenture by reference to the Trust Indenture act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to this Indenture and such Act for a statement of such terms. To the extent any provision of this security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.	Optional Redemption.

At any time prior to April 1, 2014, the Company may on any one or more occasions redeem up to 35% of the principal amount of the Notes issued under this First Supplemental Indenture with the net cash proceeds received by the Company from one or more Equity Offerings at a redemption price equal to 107.875% of the principal amount plus accrued and unpaid interest to the redemption date, provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) such redemption must occur within 90 days of the date of closing of each such Equity Offering.

Any redemption of notes pursuant to this paragraph (but not the other paragraphs under Section 5 hereof) may, at the Company’s discretion, be subject to one or more conditions precedent. In such case, the notice relating to that redemption shall state that in the event that any or all conditions are not satisfied by the redemption date, the Company will have the discretion to delay the redemption date until such time as any or all the conditions are satisfied so long as the redemption occurs within 60 days of such notice, or to rescind the notice and cancel the redemption.

At any time prior to April 1, 2014, the Company may redeem all or a portion of the Notes, at a redemption price of 100% of the principal amount of the Notes plus accrued and unpaid interest, plus the premium as set forth in Section 3.01(b) of the Indenture.

On or after April 1, 2014 the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below.

Percentage
2014	105.906%
2015	103.938%
2016	101.969%
2017 and thereafter	100.000%

6.	Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.	Repurchase at Option of Holder

Upon the occurrence of a Change of Control or the receipt of over $20,000,000 of Excess Proceeds by the Company or a Restricted Subsidiary from certain Asset Sales, the Company shall be required to make an Offer to Purchase all or a part of each Holder’s Notes (in principal amounts of $1,000 or integral multiples thereof, and in a minimum amount of $2,000), pursuant to the terms of the Indenture.

8.	Notice of Redemption.

Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.	Denominations, Transfer, Exchange.

The Notes are in registered form without coupons in denominations of $2,000 and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes selected for redemption. Also, it need not transfer or exchange any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

10.	Persons Deemed Owners.

The registered Holder of a Security may be treated as its owner for all purposes.

11.	Amendment, Supplement and Waiver.

The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any Default or Event of Default under the Indenture and its consequences.

12.	Defaults and Remedies.

If an Event of Default, as defined in the Indenture (other than pursuant to clause (8) or (9) of Section 6.01(a) of the Indenture, with respect to the Company) occurs and is continuing with respect to the Notes, either the Trustee or the Holders not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the entire principal amount of premium if any, and accrued interest on the Notes to be immediately due and payable subject to the conditions and certain exceptions set forth in the Indenture. Upon a declaration of acceleration, such principal and accrued interest shall become immediately due and payable.

13.	Trustee, Paying Agent and Security Registrar Dealings with Company.

Subject to certain limitations imposed by the Trust Indenture Act, the Paying Agent, Security Registrar and Trustee under the Indenture, each in its individual or other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Paying Agent, Security Registrar, or Trustee, respectively.

14.	No Recourse Against Others.

A director, officer, employee, incorporator, member or stockholder, of the Company or any Subsidiary Guarantor, as such, shall not have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15.	Guarantees.

The payment by the Company of the principal of and interest on the Security is fully and unconditionally guaranteed on a joint and several basis by each of the Subsidiary Guarantors on the terms set forth in the Indenture.

16.	Authentication.

This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN CON (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= Joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee and Paying Agent may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

Attention: Corporate Secretary

This Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

FORM OF SCHEDULE TO GLOBAL NOTE

Initial Principal Amount

$

Date	Amount of Principal Purchased, Redeemed, Exchanged or Cancelled	Registration Number of Certificated Note Transferred and Cancelled	Amount of Principal Increased Upon Transfer and Cancellation of Certificated Note	Amount of Principal Increased (Decreased) Upon Transfer Between Global Notes	Aggregate Principal Amount Remaining Following such Purchase, Redemption, Exchange or Cancellation

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assigns(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Type Name and Address

Including Postal Zip Code of Assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature Guaranteed

Signature Guaranteed

NOTICE: Signature must be guaranteed	NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

OPTION OF HOLDER TO ELECT REPAYMENT

If you want to elect to have this Note purchased by the Company pursuant to Section 4.04 or 4.07 of the First Supplemental Indenture, check the appropriate box below:

☐ Section 4.04	☐ Section 4.07

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.04 or Section 4.07 of the First Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Paying Agent and Security Registrar).

Exhibit B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as                     , among                      (the “Guaranteeing Subsidiary”), a subsidiary of Perry Ellis International, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company and U.S. Bank National Association, as trustee under this Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of March 8, 2011, as supplemented and modified by Supplemental Indenture No. 1, dated as of March 8, 2011 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of 7.875% Senior Subordinated Notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 901 of the Base Indenture, as amended by Section 7.01 of the First Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

GUARANTEES

Section 2.01. Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Subsidiary Guarantor with respect to the Notes and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

B-1

Section 2.02. Guarantee. The Guaranteeing Subsidiary hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at maturity, upon any redemption, by declaration or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under the Notes, and the full and punctual payment of all other amounts payable by the Company under the Indenture, all as more fully set forth in Articles Seventeen of the Base Indenture, as modified by Article XI of the First Supplemental Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.01. Incorporators, Stockholders, Officers and Directors of Company Exempt from Individual Liability. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting any of the Notes waives and releases all such liability.

Section 3.02. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, without giving effect to applicable principles of conflict of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 3.03. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.04. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.05. The Trustee and Agent. Neither the Trustee nor the Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:             ,

[Guaranteeing Subsidiary]

By:
Name:
Title:

Perry Ellis International, Inc.

By:
Name:
Title:

U.S. Bank National Association, as Trustee

By:
Authorized Signatory

B-3